                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              JAVA CENTRALE, INC.;

                         CHART HOUSE ENTERPRISES, INC.;

                                      AND

                             PARADISE BAKERY, INC.


                         DATED AS OF DECEMBER 14, 1995

                               TABLE OF CONTENTS
                               -----------------

                                                                          PAGE
                                                                          ----
1.   Recitals and Definitions.............................................  1
     (a)  Recitals........................................................  1
     (b)  Definitions.....................................................  1

2.   Purchase of the Paradise Shares......................................  5
     (a)  Deposit of Funds................................................  5
     (b)  Purchase and Sale...............................................  6
     (c)  Purchase Price..................................................  6
     (d)  Post-Closing Adjustments to the Cash Payment....................  6
     (e)  Terms of the Note...............................................  7
     (f)  Closing.........................................................  7
     (g)  Deliveries at Closing...........................................  7

3.   Representations and Warranties of Chart House and Paradise...........  8
     (a)  Organization, Standing, and Power...............................  8
     (b)  Capitalization..................................................  8
     (c)  Authorization of Transaction....................................  9
     (d)  Noncontravention................................................  9
     (e)  Subsidiaries....................................................  9
     (f)  Paradise Financial Statements...................................  9
     (g)  Events Subsequent to Most Recent Fiscal Year-End................ 10
     (h)  Undisclosed Liabilities......................................... 10
     (i)  Tax Matters..................................................... 10
     (j)  Title to Assets................................................. 11
     (k)  Tangible Assets................................................. 11
     (l)  Real Property................................................... 11
     (m)  Intellectual Property........................................... 11
     (n)  Real Property Leases............................................ 12
     (o)  Contracts....................................................... 14
     (p)  Notes and Accounts Receivable................................... 15
     (q)  Powers of Attorney.............................................. 15
     (r)  Insurance....................................................... 16
     (s)  Litigation...................................................... 17
     (t)  Employees....................................................... 17
     (u)  Employee Benefits............................................... 17
     (v)  Guaranties...................................................... 17
     (w)  Environment, Health, and Safety................................. 17
     (x)  Legal Compliance................................................ 17
     (y)  Brokers' Fees................................................... 18
     (z)  Disclosure...................................................... 18

4.   Representations and Warranties of Chart House........................ 18
     (a)  Organization and Standing....................................... 19
     (b)  Authorization of Transaction.................................... 19
     (c)  Noncontravention................................................ 19
     (d)  Securities Ownership............................................ 20
     (e)  Certain Business Relationships with Paradise.................... 20

                                      (i)

                               TABLE OF CONTENTS
                               -----------------

                                  (Continued)

                                                                          PAGE
                                                                          ----
     (f)  Brokers' Fees..................................................  20
     (g)  Disclosure.....................................................  20

5.   Representations and Warranties of Java..............................  20
     (a)  Organization, Standing, and Power..............................  20
     (b)  Authorization of Transaction...................................  21
     (c)  Noncontravention...............................................  21
     (d)  Java Financial Statements......................................  21
     (e)  Brokers' Fees..................................................  22
     (f)  Disclosure.....................................................  22

6.   Pre-Closing Covenants...............................................  22
     (a)  General........................................................  22
     (b)  Notices and Consents...........................................  22
     (c)  Operation of Business..........................................  22
     (d)  Preservation of Business.......................................  23
     (e)  Full Access....................................................  23
     (f)  Notice of Developments.........................................  23
     (g)  Exclusivity....................................................  23
     (h)  Employees......................................................  24
     (i)  Pre-Closing Inventory Writedown................................  24

7.   Conditions to Obligation to Close...................................  24
     (a)  Conditions to Obligation of Java...............................  24
     (b)  Conditions to Obligations of Chart House and Paradise..........  26

8.   Post-Closing Covenants..............................................  27
     (a)  Post-Closing Covenants of Java.................................  27
     (b)  Post-Closing Covenants of Chart House..........................  27
     (c)  Post-Closing Mutual Covenants of Java and Chart House..........  28

9.   Termination.........................................................  28
     (a)  Termination of Agreement.......................................  28
     (b)  Effect of Termination..........................................  29

10.  Indemnification.....................................................  29
     (a)  Obligations of Chart House.....................................  29
     (b)  Obligations of Java............................................  30
     (c)  Notice and Defense of Claims...................................  31
     (d)  Payment of Claims..............................................  31
     (e)  Limitations on Chart House Indemnities.........................  32
     (f)  Voluntary Disability Plan Liabilities..........................  32
     (g)  Arbitration....................................................  32

11.  Survival of Representations and Warranties..........................  32

                                     (ii)

                               TABLE OF CONTENTS
                               -----------------

                                  (Continued)

                                                                          PAGE
                                                                          ----
12.  Miscellaneous.......................................................  33
     (a)  Notices........................................................  33
     (b)  Further Assurances.............................................  34
     (c)  Costs and Expenses.............................................  34
     (d)  Time...........................................................  34
     (e)  Entire Agreement...............................................  34
     (f)  Amendment......................................................  34
     (g)  Assignment.....................................................  34
     (h)  Choice of Law..................................................  34
     (i)  Headings.......................................................  34
     (j)  Number and Gender..............................................  34
     (k)  Construction...................................................  35
     (l)  Effect of Waiver...............................................  35
     (m)  Severability...................................................  35
     (n)  Enforcement....................................................  35
     (o)  Injunctive Relief..............................................  36
     (p)  Binding Nature.................................................  37
     (q)  No Third-Party Beneficiaries...................................  37
     (r)  Counterparts...................................................  38

EXHIBITS

Exhibit "A"    -     Joint Instructions
Exhibit "B"    -     Secured Promissory Note
Exhibit "C"    -     Pledge and Security Agreement
Exhibit "D"    -     Unconditional Guaranty of Payment
Exhibit "E"    -     Noncompetition Agreement


                                     (iii)

                            STOCK PURCHASE AGREEMENT


  THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 14th day of December, 1995, by and among JAVA CENTRALE, INC., a California corporation ("Java"); CHART HOUSE ENTERPRISES, INC., a Delaware corporation ("Chart House"), and PARADISE BAKERY, INC., a Delaware corporation wholly owned by Chart House ("Paradise"). Java, Chart House, and Paradise, as a group, may be referred to herein as the "Parties," and each individually as a "Party."


                                R E C I T A L S
                                - - - - - - - -

  A. Chart House is the record and beneficial owner of all of the outstanding equity securities of Paradise, consisting of 1,000 shares of common stock, $.01 par value per share, of Paradise (the "Paradise Shares").

  B. Each of the Boards of Directors of Java, Chart House, and Paradise have approved the sale and purchase of all of the Paradise Shares to Java, on the terms and under the conditions specified in this Agreement.


                                A G R E E M E N T
                                - - - - - - - - -

  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:


  1.   RECITALS AND DEFINITIONS.

       (a) Recitals.  The foregoing recitals are true and correct, and are
           --------
incorporated herein and made a part hereof.

       (b) Definitions.  For purposes of this Agreement, the terms set forth
           -----------
below shall have the following meanings:

       "Additional Deposit" has the meaning set forth in (S)2(a) below.

       "Adverse Consequences" means all adverse charges, complaints, notices, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs, in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before an arbitrator.

       "Affiliate" has the meaning thereof set forth in the regulations promulgated under the Securities Exchange Act.

       "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

       "Cash Current Assets" means the sum of cash and accounts receivable reflected on a balance sheet for Paradise prepared in accordance with GAAP.

       "Cash Current Liabilities" means the sum of accounts payable and other accrued liabilities, less the amount of the noncash item with respect to voluntary disability plan withholding from the employees of Paradise, reflected on a balance sheet for Paradise prepared in accordance with GAAP.

       "Cash Payment" has the meaning set forth in (S)2(c) below.

       "Cash Working Capital" means Cash Current Assets minus Cash Current Liabilities.

       "Chart House" has the meaning set forth in the preface above.

       "Closing" has the meaning set forth in (S)2(f) below.

       "Closing Date" has the meaning set forth in (S)2(f) below.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Deposit" has the meaning set forth in (S)2(a) below.

       "Disclosure Schedule" has the meaning set forth in (S)3 below.

       "Effective Date" has the meaning set forth in (S)2(f) below.

       "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

       "Employee Pension Benefit Plan" has the meaning set forth in ERISA
(S)3(2).

       "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
(S)3(1).

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "Escrow Agent" means Java's attorneys, Rosenblum, Parish & Isaacs, PC, or such other escrow agent which the parties shall mutually agree to, in writing.

       "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

       "Founders" means Founders Venture, Inc., a Delaware corporation.

       "Founders' Definitive Agreement" has the meaning set forth in (S)7(b)(vi) below.

       "Founders' Sanwa Loan" has the meaning set forth in (S)7(b)(vi) below.

       "Franchisee Notes" has the meaning set forth in (S)2(e) below.

       "GAAP" means United States generally accepted accounting principles as in effect from time to time.

       "Indemnitee" has the meaning set forth in (S)10(c) below.

       "Indemnitor" has the meaning set forth in (S)10(c) below.

       "Intellectual Property" means all (i) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (ii) copyrights and registrations and applications for registration thereof, (iii) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (iv) other proprietary rights, and (v) copies and tangible embodiments thereof (in whatever form or medium).

       "Java" has the meaning set forth in the preface above.

       "Java Financial Statements" has the meaning set forth in (S)5(d) below.

       "Knowledge" means actual knowledge of any of the current directors or officers of the designated corporate entity after reasonable investigation.

       "Law(s)" means any statute, regulation, rule, judgment, ordinance, order, decree, stipulation, injunction, charge, or other restrictions of any federal, state, or local government, governmental agency, or court.

       "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       "Material Adverse Effect" means an adverse effect of $25,000 or more upon the business, operations, properties, assets or condition (financial or otherwise) of Paradise. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

       "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

       "Most Recent Financial Statements" has the meaning set forth in (S)3(f) below.

       "Most Recent Fiscal Month End" has the meaning set forth in (S)3(f) below.

       "Most Recent Fiscal Year End" has the meaning set forth in (S)3(f) below.

       "Multiemployer Plan" has the meaning set forth in ERISA (S)3(37).

       "Note" has the meaning set forth in (S)2(c) below.

       "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

       "Paradise" has the meaning set forth in the preface above.

       "Paradise Common Stock" means the common stock, $.01 par value per share, of Paradise.

       "Paradise Financial Statements" has the meaning set forth in (S)3(f) below.

       "Paradise Shares" means all of the issued outstanding equity securities of Paradise, consisting of 1,000 shares of the Paradise Common Stock.

       "Pledge Agreement" has the meaning set forth in (S)2(c) below.

       "Prospective Employees" has the meaning set forth in (S)6(h) below.

       "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

       "Sanwa" means Sanwa Bank California.

       "SBBC" means Solana Beach Baking Company, a wholly-owned subsidiary of Chart House.

       "SEC" means the Securities and Exchange Commission.

       "Securities Act" means the Securities Act of 1933, as amended.

       "Securities Exchange Act" means the Securities Exchange Act of 1934.

       "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) construction, mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable,
(c) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

       "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

       "Tax" means any federal, state, local, or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, Real Property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, or other tax, including any interest, penalty, or addition thereto, whether disputed or not.

       "Third-Party Claim" has the meaning set forth in (S)10(c).

  2.   PURCHASE OF THE PARADISE SHARES.

       (a) Deposit of Funds.  Prior to the execution hereof, Java has delivered
           ----------------
to Chart House the amount of $100,000 (together with accrued interest thereon, the "Deposit"), and before the close of business on December 15, 1995 Java will deliver to Java's attorneys, Rosenblum, Parish & Isaacs, PC, as escrow agent, or to such other escrow agent to which the parties shall mutually agree in writing (the "Escrow Agent"), the sum of $900,000 (the "Additional Deposit"), to be held in escrow in a separate interest-bearing account pursuant to the terms of those Joint Instructions, dated as of the date hereof, which are attached hereto as Exhibit "A." Interest on the Additional Deposit as provided above shall be at a rate not less than 5% per year. The Deposit and the Additional Deposit shall be credited against the cash payment required to be paid by Java to Chart House pursuant to (S)2(c) hereof and which amount shall be returned by Chart House to Java only in accordance with the provisions contained in (S)9(b) hereof.

       (b) Purchase and Sale.  On the terms and subject to the conditions set
           -----------------
forth in this Agreement, Chart House agrees to sell to Java, and Java agrees to purchase from Chart House, as of and at the Closing (as such term is defined in (S)2(f), below), all of Chart House's right, title, and interest in and to the Paradise Shares.

       (c) Purchase Price.  The Purchase Price for the Paradise Shares shall be
           --------------
an aggregate of $6,725,000 (subject to adjustment as provided in paragraph (i), below), consisting of:

          (i) cash in the amount of $5,375,000 payable on the Closing Date, subject, however, to the provisions of (S)2(d), below (the "Cash Payment"), which sum (A) includes the amount of the Deposit and the Additional Deposit and
(B) shall be deemed to include all reimbursement owed to Chart House by Paradise for the remodeling of Paradise's Santa Ana location and the purchase of the West Covina location; plus

          (ii) a promissory note (the "Note") issued by Java in substantially the form of Exhibit "B" attached hereto and made a part hereof, in the original principal amount of $1,350,000 (provided, however, that if as of the Closing Date the Franchisee Notes have an aggregate principal balance of less than $1,250,000 the original principal balance of the Note shall be reduced by an amount which is equal to the amount by which the aggregate principal balance of the Franchisee Notes is less than $1,250,000), which Note is to be secured by the Pledge and Security Agreement (the "Pledge Agreement") in substantially the form attached hereto as Exhibit "C" and guaranteed by Paradise pursuant to an Unconditional Guaranty of Payment substantially in the form of Exhibit "D" attached hereto and made a part hereof (the "Guaranty").

       (d) Post-Closing Adjustments to the Cash Payment.  Within ten (10) days
           --------------------------------------------
following the Closing Date, Chart House shall prepare, and submit to Java for its approval, a calculation of Paradise's Cash Working Capital as of the Closing Date. If, at the Closing Date, Paradise's Cash Working Capital as of the end of the month immediately preceding the Closing Date is more than $50,000, then Java shall pay to Chart House, as an increase in the Cash Payment, the amount by which Paradise's Cash Working Capital exceeds that amount; but if Paradise's Cash Working Capital as of the Closing Date is less than $10,000, then Chart House shall repay to Java, as a reduction of the Cash Payment, the amount by which such working capital is less than that amount. Any such payment or repayment shall be made not later than five (5) days after the above-described Chart House calculation is delivered to Java.

       (e)  Terms of the Note.  The Note shall (i) bear interest at the rate of
            -----------------
ten percent (10%) simple interest per annum, payable quarterly; (ii) be payable interest only for the first year; (iii) be payable thereafter in eight (8) equal quarterly payments of principal and interest; (iv) be prepayable in whole or in part at any time without penalty; (v) be secured by those certain purchase-money notes, from certain franchisees to Paradise, which are listed on Schedule 2(e) to this Agreement (the "Franchisee Notes"); (vi) require, to the extent that Java or Paradise receives any cash principal payment on any of the Franchisee Notes, a mandatory prepayment of a like amount of principal on the Note within ten (10) business days after such receipt; (vii) require that if, during the term of the Note, either Java or Paradise acquires any Paradise franchisee that is an obligor on a Franchisee Note, including without limitation Founders Venture, Inc. or Venture 88, Inc., Paradise shall make mandatory principal prepayments on the Note in the same amounts and on the same payment dates as such franchisee would have had to make principal payments to Paradise on its Franchisee Note and (viii) have its principal balance reduced on a dollar-for-dollar basis for any principal payments on the Franchisee Notes received by Paradise prior to the Closing Date that bring the Franchisee Notes below $1,250,000.

       (f) Closing.  The Closing of the transactions contemplated herein (the
           -------
"Closing") shall be held at the offices of Rosenblum, Parish & Isaacs, PC, 555 Montgomery Street, 15th Floor, San Francisco, California 94111, on December 29, 1995, or no later than the fourth business day thereafter, beginning at 10:00 a.m. local time (the "Closing Date"), subject to extension of such closing timeframe for two successive periods of not more than one (1) month each upon the mutual consent of Java and Chart House, which consent shall not be unreasonably withheld, or at such later time as Java and Chart House shall agree. For all purposes, the parties hereto agree that the transactions contemplated hereby shall be deemed to have occurred at exactly midnight on the evening of December 31, 1995 (the "Effective Date"). A pre-closing shall be held on the business day immediately preceding the Closing Date at the same location and beginning at 10:00 a.m. local time.

       (g) Deliveries at Closing.  The Parties shall execute and deliver to each
           ---------------------
other such documents, certificates, agreements and other writings and take such other actions as may be required to effect, evidence or implement the transactions contemplated herein. To effect the payment and delivery of the Cash Payment and the Note, the Parties and the Escrow Agent on the Closing Date shall deliver the following:

          (i) Deliveries by Chart House. Chart House shall deliver to Java stock certificates of Paradise representing all of the Paradise Shares.

          (ii) Deliveries by Java, Paradise, and the Escrow Agent. Java shall deliver to Chart House the Cash Payment (less the amount of the Deposit and the Additional Deposit) and the Guaranty, the Escrow Agent shall deliver to Chart House the Additional Deposit (but any accrued interest thereon shall be returned to Java), and Paradise shall execute and deliver to Chart House the Note and the Pledge Agreement.

  3. REPRESENTATIONS AND WARRANTIES OF CHART HOUSE AND PARADISE. Chart House and Paradise jointly and severally represent and warrant to Java that the statements contained in this (S)3 are correct and complete as of the date of this Agreement, will remain correct and complete from the date of this Agreement until the Closing Date, and will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this (S)3), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). This portion of the Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S)3 and will be delivered at the time of execution and delivery of this Agreement. Disclosure of a particular contract, matter or item in one numbered paragraph of the Disclosure Schedule shall be sufficient disclosure of the particular contract, matter or item for purposes of all of the representations contained in this Section and the particular contract, matter or item need not be repeated in each separate subsection of the Disclosure Schedule.

       (a) Organization, Standing, and Power.  Paradise is a corporation duly
           ---------------------------------
organized, validly existing and in good standing under the Laws of Delaware and is in good standing and qualified to do business under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, including but not limited to Arizona, California, Colorado, Hawaii, Oklahoma, Oregon, Texas, and Washington. Paradise has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned, leased and used by it. True, complete and correct copies of Paradise's Certificate of Incorporation and Bylaws, as amended, have been previously provided to Java.

       (b) Capitalization.   The authorized capitalization of Paradise consists
           --------------
of 10,000 shares of common stock, $.01 par value per share, of which 1,000 shares are outstanding at the date of this Agreement. All outstanding shares have been duly authorized, validly issued, and are fully paid and non-assessable. All such shares were issued in compliance with applicable federal and state securities law. Except as set forth in (S)3(b) of the Disclosure Schedule, there are no outstanding or presently authorized securities, warrants, preemptive rights, subscription rights, options or related commitments or agreements of any nature to issue any of Paradise's securities. The holder of the outstanding shares will have no appraisal or dissenters' rights in connection with the transactions contemplated by this Agreement.

       (c) Authorization of Transaction.  Paradise has the requisite corporate
           ----------------------------
power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of Paradise has duly authorized the execution, delivery, and performance of this Agreement by Paradise. This Agreement constitutes the valid and legally binding obligation of Paradise, enforceable in accordance with its terms and conditions, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

       (d) Noncontravention.  Other than notices and/or consents and approvals
           ----------------
required to be made under bank credit agreements, note agreements, leases and contracts, each of which Chart House and Paradise will use their respective best efforts to obtain prior to the Closing, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any law to which Paradise is subject or any provision of the Certificate of Incorporation or Bylaws of Paradise or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Paradise is a party or by which it is bound or to which any of its assets is subject, or result in the imposition of any Security Interest upon any of its assets, except in each such case where such violation, conflict, breach, default, acceleration, termination, modification, cancellation or other applicable event would not have a Material Adverse Effect. Paradise need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency to consummate the transactions contemplated by this Agreement.

       (e) Subsidiaries.  Paradise does not have any Subsidiaries and does not
           ------------
control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary, except as set forth in (S)3(e) of the Disclosure Schedule.

       (f) Paradise Financial Statements.  Attached hereto as (S)3(f) of the
           -----------------------------
Disclosure Schedule are the following financial statements of Paradise (collectively, the "Paradise Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flows as of and for the fiscal year ended December 31, 1994 (the "Most Recent Fiscal Year End"); and (ii) unaudited balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the nine (9) months ended September 30, 1995 (the "Most Recent Fiscal Month End"). The Paradise Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of Paradise (which books and records are correct and complete in all material respects); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material) and lack footnotes and other presentation items.

       (g) Events Subsequent to Most Recent Fiscal Year-End.  Since the Most
           ------------------------------------------------
Recent Fiscal Year End, there has not been any change in the assets, Liabilities, business, financial condition, operations or results of operations of Paradise taken as a whole, except as disclosed in (S)3(g) of the Disclosure Schedule, that, either individually or together with other changes, has caused a Material Adverse Effect.

       (h) Undisclosed Liabilities.  To the Knowledge of any of the directors or
           -----------------------
officers of either Paradise or Chart House, except as set forth in (S)3(h) of the Disclosure Schedule, Paradise has no Liability (and there is no Basis for any present or future Adverse Consequence against Paradise giving rise to any Liability) that would constitute a Material Adverse Effect, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law or arose out of any Adverse Consequence) and (iii) Liabilities disclosed in the footnotes to Paradise's audited financial statements as of the Most Recent Fiscal Year End and for the period then ended.

       (i)  Tax Matters.
            -----------
            (i) Paradise has filed all Tax reports and returns that it has been required to file. All such reports and returns were correct and complete in all material respects. All Taxes owed by Paradise (whether or not shown on any report or return) have been paid. Paradise currently is not the beneficiary of any extension of time within which to file any report or return. Since January 1, 1990, Paradise has not received notice of any claim by an authority in a jurisdiction where Paradise does not file reports and returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Paradise that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) Paradise has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any "employee," as that term is defined in the applicable tax statute.

          (iii) There is no dispute or claim concerning any Tax Liability of Paradise either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers of either Paradise or Chart House responsible for Tax matters of Paradise has Knowledge based upon personal contact with any agent of such authority. Paradise has delivered to Java correct and complete copies of all income Tax returns, examination reports, and statements of deficiencies assessed against Paradise since December 31, 1989.

          (iv) Paradise has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) The unpaid Taxes of Paradise, except for payroll taxes accrued in the Ordinary Course of Business, do not exceed, by an amount that would constitute a Material Adverse Effect, the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of Paradise in filing its Tax returns.

       (j) Title to Assets.  Paradise has good and marketable, except where
           ---------------
there would not be a Material Adverse Effect, title to all of its assets, free and clear of any Security Interest, except as otherwise described in (S)3(j) of the Disclosure Schedule.

       (k) Tangible Assets.  Paradise owns or leases all material tangible
           ---------------
assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.

       (l) Real Property.  Paradise does not own any real property.
           -------------

       (m)  Intellectual Property.
            ---------------------
            (i) Paradise owns all Intellectual Property necessary for the operation of its business as presently conducted and as presently proposed to be conducted.

            (ii) Since January 1, 1992, to the Knowledge of any of the directors and officers of either Paradise or Chart House with responsibility for Intellectual Property matters of Paradise, Paradise has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, except in each instance where such activity did not constitute a Material Adverse Effect, and none of the directors and officers and employees with responsibility for Intellectual Property matters of Paradise has ever received any Adverse Consequence alleging any such interference, infringement, misappropriation, or violation. Since January 1, 1992, to the Knowledge of any of the directors and officers of either Paradise or Chart House with responsibility for Intellectual Property matters of Paradise, no third party, including SBBC, has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Paradise.

          (iii) Section 3(m) of the Disclosure Schedule identifies each currently effective registration that has been issued to Paradise with respect to any of its Intellectual Property, identifies each pending application for registration which Paradise has made with respect to any of its Intellectual Property, and identifies, other than franchise agreements, each license, agreement, or other permission which Paradise has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Paradise has delivered to Java correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Java correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that Paradise owns:

       (A) the item is not subject to any Adverse Consequence that would constitute a Material Adverse Effect;

       (B) no Adverse Consequence is pending or, to the Knowledge of any of the directors and officers of either Paradise or Chart House with responsibility for Intellectual Property matters of Paradise, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

       (C) since January 1, 1992, to the knowledge of any of the directors and officers of either Paradise or Chart House with responsibility for Intellectual Property matters of Paradise, Paradise has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv) Paradise does not use, pursuant to license, sublicense, agreement, or permission, any Intellectual Property that any third party owns.

       (n) Real Property Leases.  Section 3(n) of the Disclosure Schedule lists
           --------------------
and describes briefly all real property leased or subleased to or by Paradise. Paradise has delivered to Java correct and complete copies of the leases and subleases listed in (S)3(n) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in (S)3(n) of the

Disclosure Schedule (other than those leases or subleases previously assigned by Paradise, as to which no representation is made except as to any written notice actually received by Paradise from a lessor or sublessor), except as otherwise disclosed therein:

          (i) the lease or sublease is legal, valid and binding and in full force and effect;

          (ii) there is no guarantee of the lease or sublease by Chart House;

          (iii) the lease or sublease will continue to be legal, valid and binding, and the terms and provisions that are deemed material by Java, in the reasonable exercise of its sole discretion, of those leases and subleases identified in the Disclosure Schedule will not be altered as a result of the consummation of the transactions contemplated by this Agreement without the prior written consent of Java, which consent shall not be unreasonably withheld;

          (iv) no party to the lease or sublease is in breach or default in any material respect and, to the Knowledge of the directors and officers of either Paradise or Chart House with responsibility for real property leasing matters of Paradise, no event has occurred which, with notice or lapse of time, would constitute a breach or default in any material respect or permit termination, modification, or acceleration thereunder;

          (v) no party to the lease or sublease has repudiated such lease or sublease in any material respect;

          (vi) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (vii) with respect to each sublease, the representations and warranties set forth in subsections (i) through (vi) above are true and correct with respect to the underlying lease;

          (viii) Paradise has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

          (ix) to the Knowledge of the directors and officers of either Paradise or Chart House with responsibility for real property leasing matters of Paradise, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof, except where the lack of such approval would not constitute a Material Adverse Effect, and have been operated and maintained in accordance with applicable Laws in all material respects; and

          (x) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities without interruption in any material respect.

       (o)  Contracts.
            ---------
            (i) Section 3(o) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements to which Paradise is a party:

            (A) any area development agreement or franchise agreement;

            (B) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum;

            (C) any written arrangement (or group of related written arrangements) for the purchase or sale of meat, produce, commodities, supplies, products, or other personal property or for the furnishing or receipt of services, that either calls for performance over a period of more than three months or involves more than the sum of $25,000; or

            (D) any written arrangement concerning a partnership or joint venture;

            (E) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

            (F) any written arrangement concerning confidentiality or noncompetition;

            (G) any written arrangement between Paradise, on the one hand, and Chart House or any of Chart House's other Affiliates, on the other hand, except for any credit agreement, note agreement or any other contractual arrangements terminating as of the Closing Date;

            (H) any written arrangement with any of its directors, officers, or employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

            (I) any written arrangement under which the consequences of a default or termination could have a Material

  Adverse Effect, other than leases, subleases, area development agreements and franchise agreements; and

            (J) any other written arrangement (or group of related arrangements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

          (ii) Paradise will deliver to Java a correct and complete copy of each written arrangement listed in (S)3(o) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed, to the Knowledge of any of the directors and officers of either Paradise or Chart House:

            (A) the written arrangement is legal, valid and binding, and in full force and effect;

            (B) the written arrangement, will continue to be legal, valid and binding, and the terms and provisions that are deemed material by Java in the reasonable exercise of its sole discretion, of each such written arrangement will not be altered as a result of the consummation of the transactions contemplated by this Agreement without the prior written consent of Java which consent shall not be unreasonably withheld;

            (C) no party is in breach or default in any material respect, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default in any material respect or permit termination, modification, or acceleration, under the written arrangement; and

            (D) no party has repudiated any material provision of the written arrangement.

          (iii) Paradise is not a party to any oral contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in (S)3(o) of the Disclosure Schedule under the terms of this (S)3(o).

       (p) Notes and Accounts Receivable.  All notes and accounts receivable of
           -----------------------------
Paradise are reflected properly on its books and records in all material respects, are valid receivables subject to no set-offs or counterclaims known to Paradise or Chart House, are presently current and, except for the Franchise Note receivables and where there would not be a Material Adverse Effect, are collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts reflected in the net amount of accounts receivable set forth on the face of the Most Recent Balance Sheet, as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of Paradise.

       (q) Powers of Attorney.  There are no outstanding powers of attorney
           ------------------
executed on behalf of Paradise currently in effect.

       (r)  Insurance.
            ---------
            (i) Section 3(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy currently in place (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Paradise is a party, a named insured, or otherwise the beneficiary of coverage:

            (A) the name, address, and telephone number of the agent;

            (B) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (C) the policy number and the period of coverage;

            (D) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (E) a description of any retroactive premium adjustments or other loss-sharing arrangements.


            (ii) With respect to each insurance policy, to the Knowledge of any of the directors and officers of either Paradise or Chart House with responsibility for insurance matters of Paradise:

            (A) the policy is legal, valid and binding, and in full force and effect;

            (B) neither Paradise nor any other party is in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default in any material respect or permit termination, modification, or acceleration, under the policy; and

            (C) no party to the policy has repudiated any provision thereof.

            (iii) Since January 1, 1990, Paradise has been continuously covered by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

            (iv) Section 3(r) of the Disclosure Schedule describes any self-insurance arrangements affecting Paradise.

       (s) Litigation.  Section 3(s) of the Disclosure Schedule sets forth each
           ----------
instance in which Paradise (i) is subject to any Adverse Consequence that would constitute a Material Adverse Effect, or (ii) is a party or, to the Knowledge of any of the directors and officers of either Paradise or Chart House, is threatened to be made a party to any Adverse Consequence that would constitute a Material Adverse Effect. To the Knowledge of any of the directors and officers of either Paradise or Chart House, there is no Basis for any unasserted possible claim against Paradise that would constitute a Material Adverse Effect to be brought or threatened against Paradise.

       (t) Employees.  Paradise is not a party to or bound by any collective
           ---------
bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of any of the directors and officers of either Paradise or Chart House with responsibility for employee matters of Paradise, there is no Basis to believe Paradise has committed any unfair labor practice. None of the directors and officers of either Paradise or Chart House with responsibility for employment matters of Paradise has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Paradise.

       (u) Employee Benefits.  Paradise does not have any Employee Benefit Plan.
           -----------------

       (v) Guaranties.  Paradise is not a guarantor or otherwise liable for any
           ----------
Liability or obligation (including indebtedness) of any other person that would constitute a Material Adverse Effect.

       (w) Environment, Health, and Safety.  To the Knowledge of any of the
           -------------------------------
directors and officers of either Paradise or Chart House with responsibility for environmental matters of Paradise, (i) there has not been asserted, and there is no basis for, any claim of a violation, by Paradise, for which Paradise may be liable, or which may affect any property owned or leased by Paradise, of any federal, state, or local environmental protection laws and regulations where such violation would constitute a Material Adverse Effect; and (ii) no any material capital expenditures are currently required for compliance with any federal, state, or local laws or regulations now in force relating to an Extremely Hazardous Substance.

       (x)  Legal Compliance.
            ----------------
            (i) To the Knowledge of any of the directors and officers of either Paradise or Chart House, Paradise has complied in all material respects with all Laws, including but not limited to the Federal Trade Commission Act and all applicable state franchise registration and business opportunity Laws, and no

Adverse Consequence has been filed or commenced against Paradise alleging any failure to comply with any such Law.

            (ii) To the Knowledge of any of the directors and officers of either Paradise or Chart House, Paradise has not:

            (A) made or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the Law;

            (B) established or maintained any recorded fund or asset for any purpose, or made any false entries on any books or records for any reason; or

            (C) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

            (iii) To the knowledge of any of the directors and officers of either Paradise or Chart House, Paradise has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable Laws, except where such failure to file would not constitute a Material Adverse Effect.

            (iv) Paradise has possession of all records and documents that it is required to retain under all applicable Laws, except where the failure to possess such records and documents would not constitute a Material Adverse Effect.

       (y) Brokers' Fees.  Paradise has no Liability or obligation to pay any
           -------------
fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement.

       (z) Disclosure.  The representations and warranties contained in this
           ----------
(S)3 do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this (S)3 not misleading.

  4. REPRESENTATIONS AND WARRANTIES OF CHART HOUSE. Chart House represents and warrants to Java that the statements contained in this (S)4 are correct and complete as of the date of this Agreement, will remain correct and complete from the date of this Agreement until the Closing Date and will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this
(S)4), except as set forth in the Disclosure Schedule. This portion of the Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S)4 and will be delivered at the time of execution and delivery of this Agreement. Disclosure of a particular contract, matter or item in one numbered paragraph of the Disclosure Schedule shall be sufficient disclosure of the particular contract, matter or item for purposes of all of the representations contained in this Section and the particular contract, matter or item need not be repeated in each separate subsection of the Disclosure Schedule.

       (a) Organization and Standing.  Chart House is a corporation duly
           -------------------------
organized, validly existing and in good standing under the General Corporation Law of Delaware and is in good standing and qualified to do business under the corporate laws of California. Chart House has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned, leased and used by it.

       (b) Authorization of Transaction.  Chart House has the corporate power
           ----------------------------
and authority to execute and deliver this Agreement and each and every other document, instrument, or agreement to which it is a party hereunder, and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, prior to the Closing Date the Board of Directors of Chart House will have duly authorized the execution, delivery, and performance of this Agreement by Chart House. This Agreement constitutes the valid and legally binding obligation of Chart House, enforceable in accordance with its terms and conditions, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

       (c) Noncontravention.  Other than notices and/or consents or approvals
           ----------------
required to be made under bank credit agreements, note agreements, leases and contracts, each of which Chart House and Paradise will use their respective best efforts to obtain prior to the Closing, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any Law to which Chart House is subject or any provision of the Certificate of Incorporation or Bylaws of Chart House or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument or indebtedness, Security Interest, or other arrangement to which Chart House is a party or by which it is bound or to which any of its assets is subject, or result in the imposition of any Security Interest upon any of its assets. Chart House need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency to consummate the transactions contemplated by this Agreement.

       (d) Securities Ownership.  Chart House owns, of record  and beneficially,
           --------------------
the Paradise Shares, which include all of the issued and outstanding shares of Paradise Common Stock, free and clear of any Security Interest, except as disclosed in (S)4(d) of the Disclosure Schedule, and has not sold, pledged, assigned, or otherwise transferred, nor is there any agreement to sell, pledge, assign, or otherwise transfer such securities, except as disclosed in (S)4(d) of the Disclosure Schedule or pursuant to this Agreement, nor are there any irrevocable proxies given with respect to such securities or any agreements to do so.

       (e) Certain Business Relationships with Paradise.   Except (i) as
           --------------------------------------------
disclosed in (S)4(e) of the Disclosure Schedule, (ii) for any credit agreements, note agreements, or other contractual arrangements terminating as of the Closing Date, and (iii) as otherwise explicitly set forth in this Agreement, there are no written arrangements between Paradise, on the one hand, and Chart House or any of Chart House's other Affiliates, on the other hand, and neither Chart House nor any of its Affiliates other than Paradise owns any property or right, tangible or intangible, which would, in the ordinary course of Paradise's business, be used by Paradise in the conduct of its affairs after the Closing Date.

       (f) Brokers' Fees.  Chart House has no Liability or obligation to pay any
           -------------
fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement.

       (g) Disclosure.  The representations and warranties contained in this
           ----------
(S)4 do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this (S)4 not misleading.

  5. REPRESENTATIONS AND WARRANTIES OF JAVA. Java represents and warrants to Chart House that the statements contained in this (S)5 are correct and complete as of the date of this Agreement, will remain correct and complete from the date of this Agreement until the Closing Date and will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this (S)5), except as set forth in the Disclosure Schedule. This portion of the Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S)5 and will be delivered at the time of execution and delivery of this Agreement.

       (a) Organization, Standing, and Power.  Java is a corporation duly
           ---------------------------------
organized, validly existing, and in good standing under the Laws of California, and has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned, leased, and used by it.

       (b) Authorization of Transaction.  Java has the corporate power and
           ----------------------------
authority to execute and deliver, as applicable, this Agreement, the Note, the Pledge Agreement, the Guaranty, and each and every other document, instrument, or agreement which it is a party to hereunder, and to perform its respective obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors of Java has duly authorized the execution, delivery, and performance of this Agreement. This Agreement constitutes, and when executed and delivered the Note, the Pledge Agreement, the Guaranty, and each and every document, instrument, or agreement to which Java is a party hereunder will constitute, the valid and legally binding obligation of Java, enforceable in accordance with their respective terms and conditions, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

       (c) Noncontravention.  Neither the execution and the delivery of this
           ----------------
Agreement, the Note, the Pledge Agreement, and the Guaranty, nor the consummation of the transactions contemplated hereby will (i) violate any Law to which Java is subject or any provision of its Articles of Incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Java is a party or by which it is bound or to which any of their assets is subject, or result in the imposition of any Security Interest upon any of its assets, except in each such case where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, or other applicable event would not constitute a Material Adverse Effect. Java does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency to consummate the transactions contemplated by this Agreement.

       (d) Java Financial Statements.  Java's (i) audited balance sheets,
           -------------------------
statements of operations, statements of stockholders' equity and statements of cash flows, in each case as of and for the fiscal year ended March 31, 1995 (collectively, the "Java Financial Statements"), and (ii) unaudited balance sheets and statements of income as of and for the six (6) months ended September 30, 1995, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of Java (which books and records are correct and complete in all material respects); provided, however, that its unaudited six-month financial statements are subject to normal year-end adjustments (which will not be material) and lack footnotes and other presentation items.

       (e) Brokers' Fees.  Java has no Liability or obligation to pay any fees
           -------------
or commissions to any broker or finder with respect to the transactions contemplated by this Agreement, except for the reimbursement of certain agreed-upon out-of-pocket expenses incurred by to Edward ("Ty") Peabody.

       (f) Disclosure.  The representations and warranties contained in this
           ----------
(S)5 do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this (S)5 not misleading.

  6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

       (a) General.  Each of the Parties will use its best efforts to take all
           -------
action and to do all things necessary, proper, or advisable (whether or not specifically listed below) to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in (S)7 below).

       (b)  Notices and Consents.
            --------------------
            (i) Chart House and Paradise will give any required notices to third parties, and will use their respective best efforts to obtain any required third party consents in connection with the matters pertaining to Paradise disclosed or required to be disclosed in the Disclosure Schedule.

            (ii) Each of Java, Chart House, and Paradise will take any additional action that may be reasonably necessary, proper, or advisable in connection with any other notices to or filings with, and in connection with obtaining any authorizations, consents, or approvals of, any government agencies or third parties that it may be required to give, make, or obtain. Without limiting the generality of the foregoing, Chart House and Paradise will obtain consents of all landlords of Paradise for the change of control of Paradise from Chart House to Java, if required by the applicable leases, and releases of all Security Interests in Paradise's stock or assets; and Chart House agrees to pay any and all charges or costs imposed by any of such landlords or holders of such Security Interests in connection with obtaining such consents or releases.

       (c) Operation of Business.  Paradise will not engage in any practice,
           ---------------------
take any action, or enter into any transaction outside the Ordinary Course of Business, without the prior written consent of Java. Without limiting the generality of the foregoing, Paradise will not, without the prior written consent of Java, materially alter the method of operation of its business; increase its accounts payable and other accrued liabilities outside the Ordinary Course of Business; issue any shares of Paradise Common

Stock or other securities; grant any option, warrants, convertible securities or other rights to acquire Paradise Common Stock; incur any financing debt outside the Ordinary Course of Business; enter into any new area development or franchise agreements or modify any such agreement in existence on the date of this Agreement; enter into any other material agreements; or make any acquisitions or divestitures or any agreements to do so.

       (d) Preservation of Business.  Paradise will use its best efforts to keep
           ------------------------
its business and properties substantially intact (reasonable wear and tear excepted), including their present operations, physical facilities, working conditions, and relationships with real property lessors, licensors, suppliers, customers and key employees.

       (e) Full Access.  Chart House and Paradise will permit representatives of
           -----------
Java to have full access at all reasonable times during regular business hours, and in a manner so as not to interfere with normal business operations of Paradise, to all premises, properties, books, records, contracts, Tax records, and documents of Paradise.

       (f) Notice of Developments.  Each of Java and Chart House and/or Paradise
           ----------------------
will give prompt written notice to Chart House or Java, as applicable, of any material developments affecting the assets, Liabilities, business, financial condition, operations or results of operations of Java and Paradise, respectively. Each of Java and Chart House will give prompt written notice to the other of any material development affecting the ability of Java or Chart House to consummate the transactions contemplated by this Agreement or the ability to perform their respective obligations under this Agreement and the exhibits hereto. No disclosure by any of Java, Chart House or Paradise pursuant to this (S)6(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

       (g)  Exclusivity.
            -----------
            (i) Except in connection with the transactions contemplated by this Agreement, neither Chart House nor Paradise shall, between the date of this agreement and December 31, 1995:

       (A) solicit, initiate, or directly or indirectly encourage the submission of any proposal or offer from, any person relating to any (1) liquidation, dissolution, or recapitalization of Paradise, (2) merger or consolidation of Paradise, (3) acquisition or purchase of securities or assets of Paradise, or
  (4) similar transaction or business combination involving Paradise, or

       (B) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

            (ii) Chart House and/or Paradise will notify Java immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

       (h)  Employees.
            ---------
            (i) Java shall have the opportunity to interview, and recruit for employment as employees of Paradise after the Closing Date, all Paradise supervisory or executive employees, including without limitation Louie S. Kizis, Vice President of Operations; Ken Shea, Regional Manager; and Stacey Peters, Administrative Assistant (collectively, the "Prospective Employees"). Java will not be obligated to hire any of the Prospective Employees, and Chart House will be responsible for any severance compensation to be paid to any of the Prospective Employees not hired by Java relating to their employment by Chart House or Paradise.

            (ii) Java shall offer continued employment to all salaried and hourly employees who are, as of the Closing Date, employed by Paradise at bakeries owned and operated by Paradise; provided, however, that Java shall not be responsible for liability to such employees pursuant to worker compensation claims arising solely prior to the Effective Date, or for any pending claim as of the Effective Date under the Equal Employment Opportunity Act of 1972 and related regulations.

            (iii) Java will offer to all eligible Paradise employees who are participants in Chart House's or Paradise's group insurance plan and who remain employees of Paradise after the Closing Date the opportunity to enroll as participants in a comparable insurance plan established or maintained for Paradise employees effective as of the Closing Date, and Chart House shall not be required to offer any continuing insurance under COBRA or otherwise with respect to any such employee.

            (iv) Chart House agrees not to directly or indirectly recruit, solicit, or otherwise influence any employee of Paradise to discontinue such employment relationship with Paradise.

       (i) Pre-Closing Inventory Writedown.  Prior to the Closing Date, Paradise
           -------------------------------
shall write down the amount of inventory reflected on the Most Recent Balance Sheet by an amount mutually and reasonably acceptable to Chart House and Java.

  7.   CONDITIONS TO OBLIGATION TO CLOSE.

       (a) Conditions to Obligation of Java.  The obligation of Java to
           --------------------------------
consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of all of the following conditions (provided, however, that Java may waive any condition specified in this (S)7(a) by executing and delivering to Chart House a writing so stating).

          (i) The representations and warranties set forth in each of (S)3 and
(S)4 above shall be true and correct in all material respects at and as of the Closing Date.

          (ii) Each of Chart House and Paradise shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date.

          (iii) Chart House and Paradise shall have procured all of the required third party consents specified in (S)6(b) above.

          (iv) No Adverse Consequence shall be pending or threatened, wherein an unfavorable determination would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Java to acquire or own shares of Paradise Common Stock.

          (v) Paradise shall have delivered to Java a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in (S)7(a)(i)-(iv) is satisfied in all respects.

          (vi) With respect to any lease, sublease or other agreement to which Paradise is a party and that contains a change-in-control provision that will be triggered by the consummation of the transactions contemplated by this Agreement, Paradise shall have received the written consent or approval of the other party thereto of the change in control on terms and conditions that are reasonably satisfactory to Java.

          (vii) Paradise's intercompany payable to Chart House must be cancelled prior to the Closing Date.

          (viii) Paradise's deferred income must be eliminated as of the Closing Date and its deferred tax asset and accrued income taxes shall be transferred to Chart House as of the Closing Date.

          (ix) Any contractual obligation of Paradise to SBBC must terminate on the Closing Date without any additional consideration being paid by Paradise, except amounts owed for goods received prior to the Closing Date but not paid for by then.

          (x) Prior to the Closing Date, Paradise must be released from liability on any and all indebtedness or obligations of Chart House or any of Chart House's other Affiliates, including but not limited to Chart House's $30,000,000 revolving line of credit and the $34,000,000 of senior secured notes of Chart House, Inc., and any of the assets of Paradise that secure any such indebtedness or obligations must be released from any such liens, and a written confirmation of all such releases must be provided to Java by Chart House at the Closing.

          (xi) Execution and delivery by Chart House of a noncompetition agreement with Java and Paradise substantially in the form of Exhibit "E" attached hereto and made a part hereof (the "Noncompetition Agreement") with respect to the retail bakery business, other than the retail sale of bakery goods incidental to Chart House's restaurant business or the acquisition by Chart House of another restaurant business that engages in the retail sale of bakery goods incidental to its primary restaurant business, for a period of five years after the Closing Date. The Noncompetition Agreement shall prohibit Chart House, SBBC and any Chart House Affiliate from selling any proprietary bakery goods of Paradise, except to Paradise and franchisees of Paradise.

          (xii) All actions to be taken by Chart House or Paradise in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Java.

       (b) Conditions to Obligations of Chart House and Paradise.  The
           -----------------------------------------------------
obligation of Chart House and Paradise to consummate the transactions to be respectively performed by them in connection with the Closing is subject to satisfaction of the following conditions (provided, however, that Chart House may waive any condition specified in this (S)7(b) by executing and delivering to Java a writing so stating.

          (i) The representations and warranties set forth in (S)5 above shall be true and correct in all material respects at and as of the Closing Date.

          (ii) Java shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date.

          (iii) No Adverse Consequence shall be pending or threatened, wherein an unfavorable determination would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

          (iv) Java shall have executed and delivered to Chart House the Note, and Paradise shall have executed and delivered to Chart House the Guaranty and the Pledge Agreement, each substantially in the forms of Exhibits "B," "C," and "D," attached hereto, respectively.

          (v) Java shall have delivered to Chart House a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in
(S)7(b)(i)-(iv) is satisfied in all respects.

          (vi) Java and Chart House shall have reached a mutually acceptable understanding concerning Chart House's guarantee of that certain loan from Sanwa to Founders dated as of May 8, 1992 in the original principal amount of $1,000,000 (the "Founders' Sanwa Loan"), and the assignment or other treatment of the obligations of Founders Venture, Inc. to Paradise.

          (vii) Prior to the Closing Date, Paradise must be released from liability on any and all indebtedness or obligations of Chart House or any of Chart House's other Affiliates, including but not limited to Chart House's $30,000,000 revolving line of credit and the $34,000,000 of senior secured notes of Chart House, Inc., and any of the assets of Paradise that secure any such indebtedness or obligations must be released from any such liens.

          (viii) All actions to be taken by Java in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Chart House.

  8.   POST-CLOSING COVENANTS.

       (a) Post-Closing Covenants of Java.  Java agrees that, subsequent to the
           ------------------------------
Closing and until payment in full of the Note, Java will provide to representatives of Chart House (via regular mail) copies of the following information:

           (i) Java's annual and (if any) quarterly reports to shareholders;

           (ii) Notices, proxies, proxy statements and other proxy materials for any annual or special meeting of Java's stockholders;

           (iii) Java's Annual reports on Form 10-K, as filed with the SEC for the fiscal year ended March 31, 1996, and thereafter;

           (iv) Java's Quarterly reports on Form 10-Q, as filed with the SEC for each quarterly period ended from and after September 30, 1995; and

           (v) Java's Current reports on Form 8-K, as filed with the SEC after the date of this Agreement.

       (b) Post-Closing Covenants of Chart House.  Chart House agrees that,
           -------------------------------------
subsequent to the Closing:

           (i) If requested by Java, Chart House shall join with Java in making the election pursuant to Section 338(h)(10) of the Code, and corresponding state law, as applicable. In such event, Chart House shall reasonably cooperate with Java to assure that the transaction meets the definition of a "qualified stock purchase" pursuant to Section 338(d)(3) of the Code or otherwise results in a stepped-up basis in Paradise's assets for income tax purposes.

           (ii) If Paradise so requests, for a period not exceeding six (6) months after the Closing, Chart House shall cause SBBC to continue to offer for sale to Paradise and franchisees of Paradise bakery products regularly manufactured by SBBC at the prices for such bakery products in effect as of the Closing Date, with such future price increases as reasonably may be required to account for increases in SBBC's manufacturing, labor and overhead costs for such bakery products. Neither Paradise nor any of the franchisees of Paradise shall be obligated to purchase any bakery products from SBBC.

           (iii) Chart House shall permit Paradise to continue to use storage space leased by Chart House at 2270 Camino Vida Roble, Suites B and C, Carlsbad, California, for Paradise's non-food commissary items for a period of time up to thirty (30) calendar days after the Closing Date without charge.

       (c) Post-Closing Mutual Covenants of Java and Chart House.  Chart House
           -----------------------------------------------------
and Java mutually agree that, subsequent to the Closing, they will cooperate with each other in order to allow for the preparation of appropriate financial information following the Closing. In this regard, Chart House agrees to make available for a period not to exceed ninety (90) days following Closing, one Chart House employee at Chart House's expense to coordinate invoice processing and royalty receipts so that appropriate financial statements relating to Paradise can be prepared at Paradise's expense by some person unrelated to Chart House.

  9.   TERMINATION.

       (a) Termination of Agreement.  This Agreement may be terminated as
           ------------------------
provided below:

           (i) Java and Chart House may terminate this Agreement by mutual written consent at any time prior to the Closing.

           (ii) Java may terminate this Agreement by giving written notice to Chart House at any time prior to the Closing if:

       (A) Chart House or Paradise is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect and fails to cure such breach within five (5) calendar days of notice thereof from Java, or

       (B) the Closing shall not have occurred on or before February 29, 1996 by reason of the failure of any condition precedent under (S)7(a) hereof (unless the failure results primarily from Java breaching any representation, warranty, or covenant contained in this Agreement).

           (iii) Chart House may terminate this Agreement by giving written notice to Java at any time prior to the Closing if:

       (A) Java is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect and fails to cure such breach within five (5) calendar days of notice thereof from Chart House, or

       (B) the Closing shall not have occurred on or before February 29, 1996 by reason of the failure of any condition precedent under (S)7(b) hereof (unless the failure results primarily from Chart House itself or Paradise breaching any representation, warranty, or covenant contained in this Agreement).

       (b) Effect of Termination.  If this Agreement is terminated pursuant to
           ---------------------
(S)9(a) above, all obligations hereunder of the parties hereto shall terminate without any Liability of any party to any other party (except for any liability of Chart House for breach); provided, however, that (i) if Java terminates this Agreement pursuant to the provisions of (S)9(a)(ii), above, then the entire amount of the Deposit and the Additional Deposit shall be returned to Java, but
(ii) if Chart House shall terminate this Agreement pursuant to the provisions of
(S)9(a)(iii), above, then the entire amount of the Deposit and the Additional Deposit shall be retained by Chart House as liquidated damages.

  10.  INDEMNIFICATION.

       (a) Obligations of Chart House.  Chart House hereby indemnifies and holds
           --------------------------
harmless Java, Paradise, and the directors, officers, employees, and agents of both, to the fullest extent permissible under applicable law, in respect of any and all Adverse Consequences paid or incurred by any of them in connection with each and all of the following:

          (i) Any misrepresentation or breach of any representation or warranty made by Chart House or Paradise in this Agreement or in any Schedule, Exhibit, officer's certificate, or other document attached hereto or delivered to Java by Chart House, Paradise, or any officer of either in connection with the closing of the transactions contemplated hereby.

          (ii) The breach of any covenant, agreement, or obligation of Chart House or Paradise contained in this Agreement or any Schedule or Exhibit hereto or any other instrument specifically contemplated by this Agreement.

          (iii) Any claim or action brought by Foodquest, Inc., or any of its affiliates, related parties, or representatives, based on the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

          (iv) Any several liability of Paradise for Taxes of other members of Chart House's consolidated return group.

          (v) Any claims relating to events that occurred in connection with the operations of Paradise prior to the Closing Date, to the extent that those claims are of the type that are generally covered under the errors and omissions, directors' and officers' liability, property, casualty, liability, and workers' compensation insurance coverages maintained by Chart House as disclosed in the Disclosure Schedule, without regard to the deductible, co-insurance, or liability limits or provisions of such policies.

          (vi) Any claims by any employee arising from the operations of Paradise prior to the Closing Date.

          (vii) Any claims by any landlord of Paradise with respect to a monetary default arising from the operations of Paradise prior to the Closing Date.

          (viii) Any claims by any Paradise franchisees arising out of the operations of Paradise prior to the Closing Date that are not set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) or otherwise disclosed in this Agreement or in the Disclosure Schedule.

          (ix) Any administrative claims by State or federal government regulatory authorities against Paradise with respect to the sale of a franchise to Skiberg Paradise of Southglen, Inc. for the operation of a Paradise Bakery in Littleton, Colorado.

      (b) Obligations of Java.  Java hereby indemnifies and holds harmless
          -------------------
Chart House, Paradise, and the directors, officers, employees, and agents of both, to the fullest extent permissible under applicable law, in respect of any and all Adverse Consequences paid or incurred by any of them in connection with each and all of the following:

          (i) Any misrepresentation or breach of any representation or warranty made by Java in this Agreement or in any Schedule, Exhibit, or other document attached hereto or delivered to Chart House by Java or any of its officers in connection with the transactions contemplated hereby.

          (ii) The breach of any covenant, agreement, or obligation of Java contained in this Agreement or any Schedule or Exhibit hereto or any other instrument specifically contemplated by this Agreement.

          (iii) If Java acquires Founders, any obligations of Chart House as the guarantor of the Founders Sanwa Loan.

          (iv) Any liability and expense reasonably incurred by Chart House relating to medical or dental insurance claims by Paradise employees arising out of events occurring after the Closing Date, and the cost of providing medical and dental insurance coverage to Paradise employees who elect continuing coverage under the Chart House group insurance program pursuant to the requirements of COBRA.

          (v) Claims arising out of the operations of Paradise after the Closing Date.

     (c)  Notice and Defense of Claims.
          ----------------------------

          (i) Whenever any claims shall arise for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall promptly notify the other party ("Indemnitor") of the claim and, when known, the facts constituting the basis for such claim. If any claim for indemnification hereunder results from or is in connection with any claim or Adverse Consequence by a person who is not a party to this Agreement ("Third-Party Claim"), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

          (ii) The Indemnitee or any subsidiary or affiliate of the Indemnitee shall have the right to undertake the defense, compromise, or settlement of such Third-Party Claim on behalf of, and for the account of, Indemnitor, at the expense and risk of Indemnitor; provided, however, that the Indemnitor shall have the opportunity to approve or, on a reasonable basis, to disapprove, counsel chosen by the Indemnitee; and provided, further, that any settlement of a claim covered by this Section 10 must receive the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any such Third-Party Claim or consent to entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to Indemnitee of an unconditional release from all liability in respect of such Third-Party Claim.

          (iii) Notwithstanding any provision herein to the contrary, failure of Indemnitee to give any notice required by this (S)10(c) shall not constitute a waiver of Indemnitee's right to indemnification or a defense to any claim by Indemnitee hereunder, except to the extent that the Indemnitor has been prejudiced thereby.

      (d) Payment of Claims.  All indemnification hereunder shall be effected
          -----------------
upon demand by payment of cash, delivery of a cashier's check or wire transfer in the amount of the indemnification liability.

     (e)  Limitations on Chart House Indemnities.
          --------------------------------------

          (i) Chart House's indemnification obligations contained in (S)10(a) of this Agreement shall survive the Closing and any investigation made in connection with the transactions contemplated by this Agreement for a period of one (1) year following the Closing Date; provided, that this limitation on indemnification shall not limit any claims for indemnification by Java or Paradise against Chart House with respect to (A) any claim for the payment of Taxes as provided in (S)10(a)(iv), above or (B) any administrative claims described in (S)10(a)(ix); and provided, further, that any claim of which, or the basis of which, Java, Paradise, or Chart House is notified, in writing, prior to the expiration of such one-year period shall be deemed to be within Chart House's indemnification obligations as provided in this (S)10.

         (ii) Chart House, as the indemnifying party, shall not have the obligation to indemnify Java or Paradise under (S)10(a) of this Agreement for any amount, other than any amount relating to (S)10(a)(viii) or (ix), until the aggregate indemnification amount to which Java is entitled for all claims covered under (S)10(a), above, exceeds $50,000. Once that threshold has been exceeded, however, Chart House shall then indemnify Java or Paradise for all amounts in excess of $25,000 for which they would otherwise be entitled to indemnification pursuant to this Agreement.

         (iii) Indemnification with respect to any franchisee-related claims described in (S)10(a)(viii) and (ix) shall not be subject to the $50,000 threshold, but shall be limited to $100,000 in the aggregate, and such claims shall not count with respect to reaching the $50,000 threshold described in paragraph (ii), above, for other claims subject thereto.

     (f) Voluntary Disability Plan Liabilities.  Chart House hereby
         -------------------------------------
indemnifies and holds harmless Java and Paradise from and against any claims, arising prior to the Closing Date, by any employees of Paradise for disability benefits payable in respect of Paradise's reserve liability related to employee payroll withholding under the voluntary disability plan (the "VDP") established and maintained in lieu of the California state disability insurance program (the "SDI").

     (g) Arbitration.  In the event of any dispute over the coverage, effect,
         -----------
or interpretation of any of the provisions of this Section 10, or the performance by any of the parties hereto of its obligations hereunder, such dispute shall be the subject of binding arbitration as provided in (S)12(n), below.

  11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the respective parties contained in this Agreement shall survive the Closing for a period of one (1) year.

  12.  MISCELLANEOUS.

       (a)  Notices.
            -------

            (i) All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy (with confirmation by prepaid first-class mail delivery), or prepaid first-class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:


       If to Java, to:

            Java Centrale, Inc.
            1610 Arden Way, Suite 299
            Sacramento, California 95815
            Attn.: Steven J. Orlando
            Telephone Number:   (916) 568-2310
            Telecopier Number:  (916) 568-6446

       with a courtesy copy to:

            Philip S. Boone, Jr., Esq.
            c/o Rosenblum, Parish & Isaacs, PC
            555 Montgomery Street, 15th Floor
            San Francisco, California 94111
            Telephone Number:   (415) 421-8232
            Telecopier Number:  (415) 397-5383



       If to Chart House or Paradise, to:

            Chart House Enterprises, Inc.
            115 South Acacia Avenue
            Solana Beach, California 92075
            Attn: William R. Kuntz, Jr. Esq.
            Telephone Number:   (619) 755-8281
            Telecopier Number:  (619) 481-0693

       with a courtesy copy to:

            Joe M. Davidson, Esq.
            Allen, Matkins, Leck, Gamble & Mallory
            501 West Broadway, Suite 900
            San Diego, California 92101
            Telephone Number:   (619) 233-1155
            Telecopier Number:  (619) 233-1158

          (ii) Any such notices shall be effective when delivered in person or sent by telecopy (with confirmation by prepaid first-class mail delivery) one
(1) business day after being sent by overnight delivery or three (3) business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

      (b) Further Assurances.  At any time, and from time to time, each party
          ------------------
will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

      (c) Costs and Expenses.  Each party hereto agrees to pay its own costs
          ------------------
and expenses, including legal, accounting, consultant and adviser fees, incurred in negotiating this Agreement and consummating the transactions described herein.

      (d) Time.  Time is of the essence.
          ----

      (e) Entire Agreement.  Each of the exhibits and schedules attached hereto
          ----------------
is incorporated herein by reference and expressly made a part of this Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

      (f) Amendment.  This Agreement may not be amended, supplemented or
          ---------
modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

      (g) Assignment.  This Agreement may not be assigned by any party hereto
          ----------
without the prior written consent of the other parties.

      (h) Choice of Law.  This Agreement shall be interpreted and enforced in
          -------------
accordance with the internal laws of the State of California, without regard to the choice of laws principles thereof.

      (i) Headings.  The section and subsection headings in this Agreement are
          --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (j) Number and Gender.  Words used in this Agreement, regardless of the
          -----------------
number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

      (k) Construction.  The parties hereto and their respective legal counsel
          ------------
participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

      (l) Effect of Waiver.  The failure of any party at any time or times to
          ----------------
require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

      (m) Severability.  The invalidity, illegality or unenforceability of any
          ------------
provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

      (n) Enforcement.  Except as provided in (S)12(o), below, any claim,
          -----------
controversy or dispute with respect to this Agreement shall be promptly submitted to arbitration ("Arbitration") for determination. The Arbitration shall be binding upon the parties thereto, without a right by any party to a trial de novo in a court of competent jurisdiction, and shall be conducted under the auspices of the American Arbitration Association (herein referred to as "Association") in the county and state where the principal executive offices of the party initially defending such Arbitration is located, and in accordance with its Commercial Arbitration Rules. In connection with any such dispute, however, the following rules shall apply in addition to any rules or procedures of the Association.

          (i) The party seeking Arbitration shall give written notice of a Demand to Arbitrate (herein referred to as "Demand") to the other party and to the Association; which Demand shall include (A) the issues to be determined, (B) a copy of this arbitration provision, and (C) the designation of one arbitrator.

          (ii) Within ten (10) days after receipt of the Demand, the other party shall give (A) written notice (herein referred to as "Response") to the party that demanded arbitration and to the Association of any additional issues to be arbitrated, (B) its answer to the issues raised by the party that sent the Demand and (C) its designation of a second arbitrator.

          (iii) If a Response designating a second arbitrator is not given within the aforesaid ten (10) day time, the Association shall designate the second arbitrator forthwith.

          (iv) The two arbitrators designated pursuant to the foregoing provisions shall then designate a third arbitrator within ten (10) days after the designation of the second arbitrator. If the two arbitrators cannot agree on the designation of the third arbitrator within the ten (10) day time period allotted, the Association shall designate the third arbitrator forthwith.

          (v) The arbitration panel as thus designated shall proceed with the Arbitration by giving written notice to all parties of its proceedings and hearings in accordance with the Association's applicable procedures. The Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the Association except as modified by this Agreement. The arbitrators shall follow and apply the substantive laws of the State of California, and, at all hearings where evidence is taken, they shall follow and apply the rules of evidence as then in effect in such state. The cost of the Arbitration shall be borne and paid equally between the parties thereto, but that cost, along with all other costs and expenses, including attorneys' fees, shall be subject to award, in whole or in part, by the arbitrators in their discretion to the prevailing party on the various issues arbitrated.

          (vi) Upon written demand on any party to the Arbitration for the production of documents reasonably related to the issues being arbitrated, the party upon which such demand is made shall forthwith produce, or make available for inspection and copying, such documents without the necessity of any action by the arbitrators.

          (vii) The arbitrators shall have the power to grant any and all relief and remedies, whether at law or in equity, that the courts may grant.
The decision of the arbitrators shall be final and may be enforced by any court as if it were a judgment of that court. The parties to this Agreement expressly consent to the jurisdiction of the Association.

          (viii) Should it become necessary for any party to institute legal action to enforce the terms and conditions of an arbitration award or to seek equitable relief, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

      (o) Injunctive Relief.  The parties hereto acknowledge and agree that any
          -----------------
party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to seek equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.
In particular, and not by way of limitation of any of the foregoing provisions of this paragraph, the parties hereto agree that, in the event of a breach of the provisions of (S)6(g) of this Agreement by Chart House or Paradise, Java will be irreparably damaged in an amount that cannot be ascertained. Therefore, in the event of such breach, Chart House and Paradise shall be jointly and severally subject to injunctive relief in favor of Java, in addition to any other remedies available to Java, including monetary damages.

      (p) Binding Nature.  This Agreement will be binding upon and will inure
          --------------
to the benefit of any permitted successor or successors of the parties hereto.

      (q) No Third-Party Beneficiaries.  No person shall be deemed to possess
          ----------------------------
any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.


                     (THIS SPACE INTENTIONALLY LEFT BLANK)

      (r) Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.


  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by the its officers thereunto duly authorized as of the date first written above.

                               JAVA CENTRALE, INC.
                               a California corporation



                               By: /s/ GARY C. NELSON
                                   _________________________________
                                   Gary C. Nelson
                                   Its President


                               CHART HOUSE ENTERPRISES, INC.
                               a Delaware corporation



                               By: /s/ JOHN CREED
                                   _________________________________
                                   John Creed
                                   Its Chairman of the Board


                               PARADISE BAKERY, INC.
                               a Delaware corporation



                               By: /s/ JOHN CREED
                                   _________________________________
                                   John Creed
                                   Its Chairman of the Board